FORM 3
       U.S. SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |_____________________|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
___________________________________________________________________________
1.  Name and Address of Reporting Person
        Davis                       James                      A.
    _______________________________________________________________________
       (Last)                      (First)                    (Middle)
      c/o Pinnacor Inc., 601 West 26 St., 13th Floor
    _______________________________________________________________________
                                  (Street)
        New York                      NY                        10001
    _______________________________________________________________________
       (City)                      (State)                      (Zip)

___________________________________________________________________________
2.  Date of Event Requiring Statement (Month/Day/Year)
      December 11, 2002
___________________________________________________________________________
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

___________________________________________________________________________
4.  Issuer Name and Ticker or Trading Symbol
    Pinnacor Inc. (formerly ScreamingMedia Inc.), PCOR
___________________________________________________________________________
5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( X) Director
    (  ) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)

___________________________________________________________________________
6.  If Amendment, Date of Original (Month/Day/Year)

___________________________________________________________________________
7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X_Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person

===========================================================================
TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
___________________________________________________________________________
|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|____________________|_______________|_______________|____________________|

[TYPE ENTRIES HERE]

===========================================================================
TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)
   stock options (option to purchase common stock)
___________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)
   date exercisable - see footnote 1; expiration date - 12/11/09
___________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4) common stock, 100,000 shares
___________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security
   $1.34
___________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)
   D
___________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

===========================================================================

   EXPLANATION OF RESPONSES: 50% of such stock options vest on the 1-year Anniversary of such grant, and the remaining 50% of such options vest on the 2nd year anniversary of such grant.


      /s/ James A. Davis                                 12/19/02
   -------------------------------------           ----------------
   **  SIGNATURE OF REPORTING PERSON                      DATE

----------------------------

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).
  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.
  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
===========================================================================